Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES THIRD QUARTER RESULTS

Company Establishes Guidance for 2007
Third Quarter Continuing Operations Highlights:
•	Net revenue increased 25%;

•	Same-facility revenue growth of 8%; and

•	Earnings per share of $0.05 ($0.27 after adjusting for non-recurring expenses).
Dallas, Texas (October 25, 2006) — United Surgical Partners International, Inc. (NASDAQ:USPI) today announced results for the third quarter and nine months ended September 30, 2006.
          For the third quarter ended September 30, 2006, net revenues were $144.8 million, up 25% from $116.0 million in the prior year period. Income from continuing operations for the third quarter increased 4% to $12.1 million, or $0.27 per diluted share, (after adjusting for non-recurring expenses) compared with $11.7 million, or $0.26 per diluted share, for the prior year period. Company-wide same-facility net revenue for the third quarter increased 8% over the prior year period, resulting from an 8% increase for facilities in the U.S. and a 7% increase for facilities in the United Kingdom.
          The Company’s operating income for the third quarter increased 20% over the prior year period to $39.3 million, and the operating income margin was essentially flat after adjusting for the 130 basis point impact related to changes in equity compensation.
          The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123R and related changes in the Company’s equity compensation strategy reduced net income by $0.5 million and $0.9 million, respectively. This additional expense lowered operating income margins by 130 basis points in the third quarter, and the impact of these two items on earnings per share for the quarter was $0.03.
          The Company’s results for the quarter ended September 30, 2006 include after-tax losses of $9.7 million for expenses arising from the early retirement of debt and $0.2 million arising from the remaining net lease obligations for a facility that moved to another location. Together, these items decreased earnings per share by $0.22.
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USPI Announces Third Quarter Results

October 25, 2006
          Cash flows from operating activities for the third quarter totaled $27.8 million compared with $30.8 million for the prior year period, down primarily as a result of timing differences with respect to the Company’s payments of interest (due to the refinancing of the Company’s bonds) and with respect to distributions made by its investees, which together had an unfavorable year-over-year impact of $7.4 million. During the third quarter, the Company invested approximately $4.4 million in maintenance capital expenditures and an additional $4.6 million to develop new facilities and expand existing facilities.
          During the quarter, the Company opened four de novo facilities, three of which were in partnership with hospital partners. The Company’s de novo activity remains strong with 19 facilities in development, of which 12 are under construction. In addition, the Company acquired six facilities — three in St. Louis and one each in Sacramento, Dallas and Corpus Christi. Nine of these facilities were added in existing markets. This brings the total number of facilities added in 2006 to 42. The Company also sold a portion of its investment in a consolidated facility and began accounting for its investment in that facility under the equity method effective July 1, 2006, which reduced consolidated revenues by $9.2 million for the quarter.
          Commenting on third quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We were pleased with the sound operating fundamentals achieved in the quarter. We also remain confident in the execution of our business model, which puts our company in a strong position to continue to generate this level of internal growth and gives added momentum to our development strategy.”
          For the nine months ended September 30, 2006 net revenues were $423.1 million, up 20% from $353.5 million in the prior year period. Income from continuing operations for the nine months ended September 30, 2006, increased 5% to $36.9 million, or $0.81 per diluted share, (after adjusting for non-recurring expenses) compared with $35.1 million, or $0.78 per diluted share, for the prior year period. Company-wide same-facility net revenue for the nine months ended September 30, 2006 increased 7% over the prior year period, resulting from a 7% increase for facilities in the U.S. and a 6% increase for facilities in the United Kingdom.
          Cash flows from operating activities for the nine months ended September 30, 2006 totaled $81.3 million compared with $92.2 million for the prior year period. The decrease is primarily attributable to an $11.8 million collection of other receivables in the prior year period as well as timing differences with respect to the Company’s payments of interest and with respect to distributions made by its investees, as described above. During the nine months ended September 30, 2006, the Company invested approximately $12.8 million in maintenance capital expenditures and an additional $9.6 million to develop new facilities and expand existing facilities.
          The Company’s operating income for the first nine months of 2006 increased 15% over the prior year period to $116.2 million, and the operating income margin was essentially flat after adjusting for the 130 basis point impact related to changes in equity compensation.
          The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123R and related changes in the Company’s equity compensation strategy reduced net income by $1.8 million and $2.3 million, respectively, for the nine months ended September 30, 2006. This additional expense lowered operating income margins by 130 basis points in the first nine months of 2006, and the impact of these two items on earnings per share for the nine month period was $0.09.
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USPI Announces Third Quarter Results

October 25, 2006
          Excluding the $0.22 charge for the early retirement of debt and facility relocation, the Company now expects to report earnings per share (EPS) for 2006 of approximately $1.12, which includes the benefit of the two other non-recurring items described in the table below. Excluding non-recurring items, the Company expects 2006 earnings per share to be $1.06 — $1.09. Using that as a base, the guidance for 2007 is as follows:
•	Earnings per share of $1.24 — $1.28, excluding future acquisitions.

•	Same-facility revenue growth of 6 — 9%.

•	Consolidated revenues of $610 — $620 million.

•	Equity earnings in affiliates of $36 — $38 million.

•	Total revenues under management, including both consolidated and unconsolidated facilities, of $1.25 — $1.3 billion.

•	Cash flows from operating activities of $115 — $120 million.

•	Capital expenditures of $25 — $30 million.

•	15 to 20 new facilities, through a balanced combination of acquisitions and de novo developments.

•	Effective tax rate of 40%.

•	Sale of partial ownership interests to hospital partners in the amount of $30 million.
          The 2007 guidance does not include the effect of any future acquisitions or any other use of available cash.

2006 / 2007 Guidance Analysis
	EPS	Midpoint	Growth
Estimated 2006 reported EPS	$0.88-$0.91

Non-recurring items:
Amendment to service agreement (Quarter 1)	($0.02)
Change in Texas franchise tax (Quarter 2)	($0.02)
Early retirement of debt and facility relocation (Quarter 3)	$0.22

Estimated 2006 EPS adjusted for non-recurring items	$1.06—$1.09	$1.08

2007 earnings per share guidance	$1.24—$1.28	$1.26	17%

This guidance includes the following reductions to earnings per share for 2007:

Change in tax rate (Texas/United Kingdom)	$0.06
Sale of ownership to hospital partners	$0.03
          The live broadcast of United Surgical Partners International’s third quarter conference call will begin at 11:00 a.m. Eastern Time on October 26, 2006. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
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USPI Announces Third Quarter Results

October 25, 2006
          United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 137 surgical facilities. Of the Company’s 134 domestic facilities, 75 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
          The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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USPI Announces Third Quarter 2006 Results

October 25, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$144,787	$116,030	$423,083	$353,508

Equity in earnings of unconsolidated affiliates	7,858	5,747	21,892	17,221

Operating expenses:
Salaries, benefits and other employee costs	42,642	29,283	117,782	89,617
Medical services and supplies	25,765	21,345	76,376	62,680
Other operating expenses	23,441	20,753	72,194	63,680
General and administrative expenses	9,772	7,486	29,520	23,248
Provision for doubtful accounts	2,457	2,592	7,021	7,575
Depreciation and amortization	9,224	7,404	25,891	22,586

Total operating expenses	113,301	88,863	328,784	269,386

Operating income	39,344	32,914	116,191	101,343
Interest expense, net	(7,705)	(5,497)	(21,291)	(17,387)
Loss on early retirement of debt	(14,856)	—	(14,856)	—
Other	65	283	1,710	537

Income before minority interests	16,848	27,700	81,754	84,493
Minority interests in income of consolidated subsidiaries	(12,503)	(9,563)	(39,221)	(29,446)

Income from continuing operations before income taxes	4,345	18,137	42,533	55,047
Income tax expense	(2,122)	(6,480)	(15,526)	(19,911)

Income from continuing operations	2,223	11,657	27,007	35,136
Discontinued operations, net of tax	626	226	(5,831)	(114)

Net income	$2,849	$11,883	$21,176	$35,022

Earnings (loss) per diluted share:
Continuing operations	$0.05	$0.26	$0.59	$0.78
Discontinued operations	0.01	—	(0.12)	—

Total	$0.06	$0.26	$0.47	$0.78

Shares used in computing diluted earnings per share	45,362	45,235	45,394	44,879

Supplemental Data:
Facilities operated at period end	137	94	137	94
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USPI Announces Third Quarter 2006 Results

October 25, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Sep. 30,	Dec. 31,
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$25,286	$130,440
Accounts receivable, net of allowance for doubtful accounts of $9,108 and $6,656, respectively	53,310	44,501
Other receivables	14,182	10,253
Inventories	9,154	7,819
Other	47,478	20,097

Total current assets	149,410	213,110

Property and equipment, net	290,711	259,016
Investments in affiliates	149,772	100,500
Intangible assets, net	619,699	422,556
Other	8,659	33,659

Total assets	$1,218,251	$1,028,841

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,609	$19,095
Accrued expenses and other	125,549	87,147
Current portion of long-term debt	25,267	15,922

Total current liabilities	173,425	122,164

Long-term debt	346,227	270,564
Other liabilities	52,746	41,065

Total liabilities	572,398	433,793

Minority interests	69,140	63,998

Common stockholders’ equity	576,713	531,050

Total liabilities and stockholders’ equity	$1,218,251	$1,028,841

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USPI Announces Third Quarter 2006 Results

October 25, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except per share data and number of facilities)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue breakout:
Net patient service revenue	$128,170	$107,260	$379,931	$325,414
Management and contract service revenue	14,551	8,519	36,790	27,388
Other revenue	2,066	251	6,362	706

Total revenues	$144,787	$116,030	$423,083	$353,508

Foreign currency exchange rates:
Revenue increase (decrease) due to exchange rate fluctuations	$1,216		$(751)

Unconsolidated facilities: (1)
Total revenue	$161,386	$111,101	$432,004	$320,377
Number of facilities	76	52	76	52

Cash flows from operating activities:
Previously reported		$35,059		$103,399
Reclassification of cash distributions (2)		(3,977)		(10,688)
Reclassification of discontinued operations (3)		(245)		(542)

Revised total		$30,837		$92,169

Net income reconciliation: (4)
Income from continuing operations	$2,223		$27,007
Loss on early retirement of debt, net of tax	9,657		9,657
Facility relocation charge, net of tax	187		187

Income from continuing operations, adjusted	$12,067		$36,851

Earnings per share (EPS) reconciliation: (4)
Diluted EPS from continuing operations	$0.05		$0.59
Loss on early retirement of debt and facility relocation charge, net of tax	0.22		0.22

Diluted EPS from continuing operations, adjusted	$0.27		$0.81

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

(2)	As described in the Company’s year-end 2005 earnings release and its Annual Report on Form 10-K for the year ended December 31, 2005, the Company has reclassified, for 2005 and prior years, cash distributions of its facilities’ earnings as operating activities, where they are netted with the related accruals of equity in earnings of unconsolidated affiliates and minority interests in income of consolidated subsidiaries. Previously, these distributions were included in financing activities.

(3)	The Company sold its interest in a facility in Lyndhurst, Ohio, effective March 31, 2006. The Company had initiated the acquisition of a competing facility in this market in January 2006, as part of the Surgis acquisition that was ultimately completed in April 2006. The results of the facility sold by the Company and the related loss on disposal have been reclassified to discontinued operations in all periods presented in this press release.

(4)	The Company believes that providing additional computations showing its earnings from continuing operations without the impact of the loss on early retirement of debt and the facility relocation charge are important measures for investors because such measures indicate the magnitude and growth of the Company’s operations, without the impact of a one-time payoff the Company initiated with respect to its subordinated debt and a one-time charge the Company incurred in completing the relocation of one of its facilities.
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USPI Announces Third Quarter 2006 Results

October 25, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands)

	Three Months Ended
	September 30,
	2006	2005	Change
Equity-based compensation expense: (1)
Stock options	$465	$—	$465
Restricted stock awards	2,417	1,291	1,126
Other	101	(220)	321

Pretax expense	$2,983	$1,071	$1,912

Expense net of related tax benefit	$2,056	$696	$1,360

	Nine Months Ended
	September 30,
	2006	2005	Change
Equity-based compensation expense: (1)
Stock options	$1,833	$—	$1,833
Restricted stock awards	6,845	2,700	4,145
Other	302	600	(298)

Pretax expense	$8,980	$3,300	$5,680

Expense net of related tax benefit	$6,254	$2,145	$4,109

(1)	Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R), which requires the expensing of the fair value of equity-based compensation. Prior to the adoption of SFAS 123R, only certain forms of equity-based compensation were required to be expensed. The Company adopted SFAS 123R under the modified prospective method, which requires the expensing of awards granted or modified on or after January 1, 2006, as well as the expensing of the remaining service period related to awards made prior to that date. This table shows the total equity-based compensation included in the Company’s condensed consolidated statements of income for both periods. The amounts are higher in 2006 than in 2005 due to the adoption of SFAS 123R and related changes in the Company’s equity compensation strategy.
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USPI Announces Third Quarter 2006 Results

October 25, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	September 30,
			%
	2006	2005	Change
Same-facility statistics: (1)
United States (2)
Unconsolidated facilities cases	71,250	67,347	5.8%
Consolidated facilities cases	65,397	62,912	3.9%

Total facility cases	136,647	130,259	4.9%

Surgical days	63	64
Cases per day	2,169	2,035	6.6%

Unconsolidated net revenue/case	$2,052	$1,982	3.5%
Consolidated net revenue/case	1,538	1,518	1.3%
Total net revenue/case	1,806	1,758	2.7%

Unconsolidated net revenue (in 000s)	$146,208	$133,484	9.5%
Consolidated net revenue (in 000s)	100,585	95,503	5.3%

Total net revenue (in 000s)	$246,793	$228,987	7.8%

Facility operating income margin (3)	26.8%	27.7%	(90) bps

United Kingdom
Adjusted admissions	5,137	5,145	(0.2%)
Net revenue/adjusted admission	$4,788	$4,239	13.0%
Net revenue (in 000s)	$24,596	$21,810	12.8%
Net revenue/adjusted admission (at constant currency translation rates) (4)	$4,788	$4,452	7.5%
Facility operating income margin (3)	21.1%	21.5%	(40) bps

Consolidated U.S. facility statistics:
Total cases (5)	68,452	51,621	32.6%
Same-facility cases (without acquisitions) (5) (6)	54,122	51,621	4.8%

Other:
Total revenues under management (in 000s) (7)	$306,173	$227,131	34.8%
Total consolidated facilities	60	42

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using third quarter 2006 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	Adjusted down by 3,060 cases in 2005 for centers that had ownership changes after the first quarter of 2005 that affected their consolidation treatment.

(6)	Excludes acquired facilities during the first year of ownership.

(7)	Calculated by adding revenues per the Company’s consolidated statements of income plus the revenues of the Company’s unconsolidated affiliates. The Company believes total revenues under management is important to investors because it indicates the magnitude and growth trend of the Company’s operations and is useful in assessing the Company’s general and administrative expenses.
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